Exhibit 4.41
KU6 MEDIA CO., LTD. 2010 EQUITY COMPENSATION PLAN
1.	PURPOSE OF PLAN

The purpose of this Plan is to promote the success of the Corporation and to increase shareholder value by providing an additional means through the grant of Awards to attract, motivate, retain and reward selected employees and other eligible persons of the Company. Defined terms are set forth in Section 9 hereof.

2.	ELIGIBILITY

The Administrator may grant Awards under this Plan only to those persons that the Administrator determines to be Eligible Persons; provided, however, that ISOs may only be granted to an Eligible Person who is an employee of the Company. Notwithstanding the foregoing, a person who is otherwise an Eligible Person may participate in this Plan only if such participation would not compromise the Corporation’s ability to comply with Applicable Laws (including securities laws). A Participant may, if otherwise eligible, be granted additional Awards if the Administrator shall so determine.

3.	PLAN ADMINISTRATION
3.1.	The Administrator. This Plan shall be administered by, and all Awards under this Plan shall be authorized by, the Administrator. Any Committee of the Board that serves as the Administrator shall be comprised solely of one or more directors or such number of directors as may be required under Applicable Laws and may delegate some or all of its authority to another Committee so constituted. Unless otherwise provided in the Memorandum and Articles of Association of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2.	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or advisable in connection with the authorization of Awards and the administration of this Plan (in the case of a Committee, within the authority delegated to that Committee or person(s)), including, the authority to:
(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an Award under this Plan;

(b)	grant Awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such Awards consistent with the express limits of this Plan, establish the installments (if any) in which such Awards shall become exercisable or shall vest (which may include, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such Awards;

(c)	approve the forms of Award Documents (which need not be identical either as to type of Award or among Participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the Awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Awards subject to any required consent under Section 8.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding Awards (in the case of Options or Share Appreciation Rights, within the maximum ten-year term of such Awards) in such circumstances as the Administrator may deem appropriate (including, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5 and provided that no such acceleration or extension would result in the imposition on any Participant of any taxes, penalties and/or interest under Section 409A;

(g)	adjust the number of Shares subject to any Award, adjust the price of any or all outstanding Awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate subject to any required consent under Section 8.6.5 and provided that no such adjustment or change would result in the imposition on any Participant of any taxes, penalties and/or interest under Section 409A;

(h)	determine the date of grant of an Award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an Award shall be the date upon which the Administrator took the action granting an Award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 and authorize the termination, conversion, substitution or succession of Awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under Awards in cash, Shares of equivalent value, or other consideration or in any combination thereof;

(k)	determine the Fair Market Value of the Corporation Securities or Awards under this Plan from time to time and/or the manner in which such value will be determined;

(l)	implement a program where (A) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise or purchase prices and different terms), Awards of a different type, or cash, or (B) the exercise or purchase price of an outstanding Award is reduced, based in each case on terms and conditions determined by the Administrator in its sole discretion;

(m)	allow any Participant other than a U.S. Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due under an Award;

(n)	impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by or other subsequent transfers of any Shares issued as a result of or under an Award, including, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(o)	implement any procedures, steps or additional or different requirements as may be necessary to comply with any laws of the PRC that may be applicable to this Plan, any Award or any related documents, including, but not limited to, foreign exchange laws, tax laws and securities laws of the PRC; and

(p)	make all other determinations or take any actions deemed necessary or advisable for administering the Plan.
3.3.	Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under Applicable Laws shall be within the absolute discretion of that entity or body and shall be final, binding and conclusive upon all persons. Neither the Board nor any Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage that may be in effect from time to time.

3.4.	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a Committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

3.5.	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or to third parties.
4.	SHARES SUBJECT TO THE PLAN; SHARE LIMITS
4.1.	Shares Available. Subject to the provisions of Section 7.1, the Shares that may be delivered under this Plan shall be the Corporation’s authorized but unissued Shares.

4.2.	Share Limit. Subject to Sections 4.3, Section 7.1 and Section 8.10, the maximum number of Shares that may be delivered pursuant to Awards under this Plan is equal to [_____].

4.3.	Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an Award is settled in cash or in a form other than Shares, the Shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Shares available for issuance under this Plan. In the event that Shares are delivered in respect of a Dividend Equivalent, Share Appreciation Right, Restricted Share Unit or other Award, only the actual number of Shares delivered with respect to the Award shall be counted against the share limit of this Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Corporation as full or partial payment in connection with any Award under this Plan, as well as any Shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Award under this Plan, shall be available for subsequent Awards under this Plan. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards.

4.4.	Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of Shares sufficient to cover the Corporation’s obligations and contingent obligations to deliver Shares with respect to Awards then outstanding under this Plan (exclusive of any Dividend Equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlement of Awards under this Plan.

5.	AWARDS
5.1.	Type and Form of Awards. The Administrator shall determine the type or types of Award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company. The following terms and conditions apply to certain of the Awards that may be granted under the Plan:
5.1.1	Options. An Option is the grant of a right to purchase a specified number of Shares during a specified period as determined by the Administrator. The Award Document for an Option will indicate whether the Option is intended to be an ISO; otherwise it will be deemed to be an NSO. The maximum term of each Option (ISO or NSO) shall be six (6) years. The per share exercise price for each Option intended to be an ISO shall be not less than 100% of the Fair Market Value of a Corporation Security on the date of grant of the Option. Notwithstanding the foregoing, no ISO may be granted to any Participant who at the time of such grant owns more than ten (10) % of the total combined voting power of all classes of securities of the Corporation, unless (i) the per share exercise price for such ISO is at least 110% of the Fair Market Value of a Corporation Security on the date the ISO is granted and (ii) the date on which such ISO terminates is not later than the day preceding the fifth anniversary of the date on which the ISO is granted. The per share exercise price for an ISO shall be determined by the Administrator in its discretion; provided, however, that the per share exercise price of any NSO granted to a U.S. Participant shall be not less than 100% of the Fair Market Value of a Corporation Security on the date of grant of the Option. When the Option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.6.

5.1.2	Additional Rules Applicable to ISOs. To the extent that the aggregate Fair Market Value (determined at the time of grant of the applicable Option) of Corporation Securities with respect to which ISOs first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Corporation Securities subject to ISOs under this Plan and Corporation Securities subject to ISOs under all other plans of the Company (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such Options shall be treated as ISOs. In reducing the number of Options treated as ISOs to meet the US$100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the US$100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(1) of the Code). There shall be imposed in any Award Document relating to ISOs such other terms and conditions as from time to time are required in order that the Option be an “incentive stock option” as that term is defined in Section 422 of the Code.

5.1.3	Share Appreciation Rights. A Share Appreciation Right is a right to receive a payment, in cash and/or Shares, equal to the excess of the Fair Market Value of a specified number of Corporation Securities on the date the Share Appreciation Right is exercised over the Base Price as set forth in the applicable Award Document. The maximum term of a Share Appreciation Right shall be six (6) years. The Administrator may grant limited Share Appreciation Rights which are exercisable only upon a Change in Control Event or other specified event and may be payable based on the spread between the Base Price of the Share Appreciation Right and the Fair Market Value of the Corporation Securities during a specified period or at a specified time within a specified period before, after or including the date of such event; provided that the terms of any such limited Share Appreciation Rights are established by the Administrator at the time of grant and comply with the distribution rules under Section 409A.

5.1.4	Restricted Shares. Restricted Shares are Shares subject to restrictions on transfer and such other restrictions as the Administrator, in its sole discretion, may deem necessary or advisable. Each Award of Restricted Shares will be evidenced by an Award Document that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing, the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. During the Period of Restriction, the holder of such Award will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Document. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

5.1.5	Restricted Share Units. Restricted Share Units consist of a Restricted Share, Performance Share or Performance Unit Award that the Administrator, in its sole discretion, permits to be paid out either in cash or in Shares in installments or on a deferred basis, in accordance with Section 5.5.
5.2.	Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of Awards above may be granted as Performance-Based Awards in the form of Performance Units, Performance Shares, Options or Share Appreciation Rights. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Corporation Security on the date of grant. The grant, vesting, exercisability or payment of Performance-Based Awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or a level using one or more of the Business Criteria (on an absolute or relative basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing.
5.2.1	Performance Goals. The specific performance goals and the applicable performance measurement period for Performance-Based Awards shall be determined by the Administrator in its sole discretion. Performance targets shall be adjusted to mitigate the un budgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

5.2.2	Earning of Performance-Based Awards. After the applicable performance period has ended, the holder of Performance-Based Awards will be entitled to receive a payout of the number of Performance-Based Awards earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance-Based Award, the Administrator, in its sole discretion, may revise, reduce or waive any performance objectives for such Performance-Based Awards.

5.2.3	Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual Awards granted under this Section 5.2, including the authority to reduce Awards, but not to increase Awards, directly or indirectly, payouts or vesting or to pay no Awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.
5.3.	Award Documents. Each Award shall be evidenced by an Award Document in the form approved by the Administrator and executed on behalf of the Corporation and, if required by the Administrator, executed by the recipient of the Award. The Administrator may authorize any officer of the Corporation (other than the particular Award recipient) to execute any or all Award Documents on behalf of the Corporation.

5.4.	Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time on or after the date of such grant.

5.5.	Share Deferrals and Settlements. Payment of Awards may be in the form of cash, Shares, other Awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under this Plan; provided, however, that no U.S. Participant shall be permitted to make any such election to defer, unless the rules and procedures providing for such election comply with the deferral elections requirements under Section 409A. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of Dividend Equivalents where the deferred amounts are denominated in shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure to deliver any Shares under the Plan unless the issuance and delivery of Shares comply with (or are exempt from) all Applicable Laws, including, the Securities Act, U.S. state securities laws and regulations, and the requirements of any securities exchange or quotation system on which the Corporation Securities may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

5.6.	Consideration for Shares or Awards. The exercise or purchase price for any Award or the Shares to be delivered pursuant to an Award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, one or a combination of the following methods:
(a)	other than for the exercise or purchase price for any Award, services rendered by the recipient of such Award;

(b)	cash, check payable to the order of the Corporation, or electronic funds transfer;

(c)	notice and third party payment in such manner as may be authorized by the Administrator;

(d)	delivery of previously owned Shares;

(e)	reduction in the number of Shares otherwise deliverable pursuant to the Award; or

(f)	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of Awards.
In no event shall any Shares newly issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by Applicable Laws. In the event that the Administrator allows a Participant to exercise an Award by delivering Shares previously owned by such Participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the Participant from the Corporation (upon exercise of an Option or otherwise) must have been owned by the Participant at least six months as of the date of delivery. Corporation Securities used to satisfy the exercise price of an Option shall be valued at their Fair Market Value on the date of exercise. The Corporation will not be obligated to deliver any Shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable Award Document, the Administrator may at any time eliminate or limit a Participant’s ability to pay the purchase or exercise price of any Award or shares by any method other than cash payment to the Corporation. The Administrator may take all actions necessary or advisable to alter the method of exercise of Awards and the exchange and transmittal of proceeds with respect to Participants who are subject to the jurisdiction of PRC laws and regulations in order to comply with applicable PRC foreign exchange and tax regulations. A Participant may be required to provide evidence that any currency used to pay the exercise price of any Award was acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the exercise price for an Award is paid in Renminbi or other foreign currency, as permitted by the Administrator, the amount payable will be determined by conversion from U.S. dollars at the official rate promulgated by the People’s Bank of China for Renminbi, or for jurisdictions other than the PRC, the exchange rate as selected by the Administrator on the date of exercise.

5.7.	Transfer Restrictions.
5.7.1	Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by Applicable Laws and by the Award Document, as the same may be amended, (a) all Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) Awards shall be exercised only by the Participant; and (c) amounts payable or Shares issuable pursuant to any Award shall be delivered only to (or for the account of) the Participant.

5.7.2	Exceptions. The Administrator may permit Awards to be exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s immediate family, trusts or other entities controlled by or whose beneficiaries or beneficial owners are the Participant and/or members of the Participant’s immediate family, pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may establish. Consistent with Section 8.1, any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer (a) is being made for essentially donative, estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration or in exchange for an interest in a qualified transferee), and (b) will not compromise the Corporation’s ability to comply with Applicable Laws (including securities laws). Notwithstanding the foregoing or anything in Section 5.7.3, ISOs shall be subject to any and all additional transfer restrictions under the Code to the extent necessary to maintain the intended tax consequences of such Awards.

5.7.3	Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:
(a)	transfers to the Corporation;

(b)	the designation of a beneficiary to receive benefits in the event of the Participant’s death or, if the Participant has died, transfers to or exercise by the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator;

(d)	if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by his or her legal representative; or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with Applicable Laws and the express authorization of the Administrator.
5.8.	International Awards. One or more Awards may be granted to Eligible Persons who provide services to the Company outside of the PRC or the United States. If necessary, Awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.
6.	EFFECT OF TERMINATION OF SERVICE ON AWARDS
6.1.	General. The Administrator shall establish the effect of a termination of employment or service of a Participant on the rights and benefits under each Award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of Award. Notwithstanding the foregoing, unless the Board expressly otherwise provides, if the Participant is not an employee of the Company and provides other services to the Company, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the Award otherwise provides) of whether the Participant continues to render services to the Company and the date, if any, upon which such services shall be deemed to have terminated. Unless the Board otherwise expressly provides, (a) to the extent an outstanding Option granted under this Plan has not become vested and exercisable on the date the Participant’s employment by or service to the Company terminates, the Administrator shall have the discretion to determine whether and the extent to which the unvested and unexercisable portion of the Option shall terminate, and (b) any Shares subject to a Restricted Share or Restricted Share Unit Award that remain subject to restrictions at the time the Participant’s employment by or service to the Company terminates shall not vest and the Company shall have the right to reacquire any such unvested shares subject to such Award in such manner and on such terms as the Administrator provides, which terms shall include repayment of the lower of the Fair Market Value and the original purchase price of the Restricted Shares, without interest, to the Participant to the extent not prohibited by Applicable Laws.

6.2.	Events Not Deemed Terminations of Service. Unless Company policy or the Administrator otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or ( c) any other leave of absence authorized by the Company or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or Applicable Laws, such leave is for a period of not more than 90 days. In the case of any employee of the Company on an approved leave of absence, continued vesting of the Award while on leave from the employ of the Company may be suspended until the employee returns to service, unless the Administrator otherwise provides or Applicable Laws otherwise requires. In no event shall an Award be exercised after the expiration of the term set forth in the applicable Award Document.

6.3.	Effect of Change of Affiliate Status. For purposes of this Plan and any Award, if an entity ceases to be an affiliate of the Corporation, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such affiliate who does not continue as an Eligible Person in respect of another entity within the Company after giving effect to the affiliate’s change in status.

7.	ADJUSTMENTS; ACCELERATION
7.1.	Adjustments. Upon or in contemplation of: any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Shares (whether in the form of securities or property); any exchange of Corporation Securities or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of Corporation Securities; or a sale of all or substantially all the business or assets of the Corporation as an entirety; then the Administrator shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:
(a)	proportionately adjust any or all of (I) the number and type of shares (or other securities) that thereafter may be made the subject of Awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares (or other securities or property) subject to any or all outstanding Awards, (3) the grant, purchase, or exercise price (which term includes the Base Price of any Share Appreciation Right or similar right) of any or all outstanding Awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, or (5) the performance standards applicable to any outstanding Awards, or

(b)	make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based Awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based Awards, based upon the distribution or consideration payable to holders of the Shares upon or in respect of such event.
The Administrator may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Options, Share Appreciation Rights or similar rights, but on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or Base Price of the Award. With respect to any ISO, the Administrator may make such an adjustment that causes the Option to cease to qualify as an ISO without the consent of the affected Participant.

In any of such events, the Administrator may take such action prior to such event to the extent that the Administrator deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to shareholders generally. In the case of any stock split or reverse stock split, if no action is taken by the Administrator, the proportionate adjustments contemplated by clause (a) above shall nevertheless be made.

7.2.	Automatic Acceleration of Awards. Upon a dissolution of the Corporation or other event described in Section 7.1 that the Corporation does not survive (or does not survive as a public company in respect of its Shares), then each then outstanding Option and Share Appreciation Right shall become fully vested, all Restricted Shares or Restricted Share Units then outstanding shall fully vest free of restrictions, and each other Award granted under this Plan that is then outstanding shall become payable to the holder of such Award; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Administrator, with respect to any Award to the extent that the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award, or the Award would otherwise continue in accordance with its terms, in the circumstances.

7.3.	Possible Acceleration of Awards. Without limiting Section 7.2, in the event of a Change in Control Event, the Administrator may, in its discretion, provide that any outstanding Option or Share Appreciation Right shall become fully vested, that any Restricted Shares and Restricted Share Units then outstanding shall fully vest free of restrictions, and that any other Award granted under this Plan that is then outstanding shall be payable to the relevant Participant. The Administrator may take such action with respect to all Awards then outstanding or only with respect to certain specific Awards identified by the Administrator in the circumstances.

7.4.	Early Termination of Awards. Any Award that has been accelerated as required or contemplated by Section 7.2 or 7.3 (or would have been so accelerated but for Section 7.5, 7.6 or 7.7) shall terminate upon the related event referred to in Section 7.2 or 7.3, as applicable, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of such Award and provided that, in the case of Options and Share Appreciation Rights that will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, the holder of such Award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding Options and Share Appreciation Rights in accordance with their terms before the termination of such Awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

7.5.	Other Acceleration Rules. Any acceleration of Awards pursuant to this Section 7 shall comply with Applicable Laws and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an Award if an event giving rise to an acceleration does not occur. The Administrator may override the provisions of Sections 7.2, 7.3, 7.4 and/or 7.6 by express provision in the Award Document and may accord any Participant a right to refuse any acceleration, whether pursuant to the Award Document or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with a Change in Control Event or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the Option shall be exercisable as an NSO.

7.6.	Possible Rescission of Acceleration. If the vesting of an Award has been accelerated expressly in anticipation of an event or upon shareholder approval of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested Awards.

7.7.	Golden Parachute Limitation. Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall an Award be accelerated under this Plan to an extent or in a manner which would not be fully deductible by the Company for federal income tax purposes because of Section 280G of the Code, nor shall any payment hereunder be accelerated to the extent any portion of such accelerated payment would not be deductible by the Company because of Section 280G of the Code. If a Participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then to the extent permitted by the regulations under Section 409A, the Participant may by written notice to the Company designate the order in which such parachute payments will be reduced or modified so that the Company is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, an employment or other agreement with the Participant may expressly provide for benefits in excess of amounts determined by applying the foregoing Section 280G limitations.

8.	OTHER PROVISIONS
8.1.	Compliance with Laws. This Plan, the granting and vesting of Awards under this Plan, the offer, issuance and delivery of Shares, the acceptance of promissory notes and/or the payment of money under this Plan or under Awards are subject to compliance with all Applicable Laws, including securities laws to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company, provide such assurances and representations to the Company as the Administrator may deem necessary or advisable to assure compliance with all Applicable Laws and applicable accounting requirements.

8.2.	No Rights to Awards. No person shall have any claim or rights to be granted an Award (or additional Awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3.	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any Award Document) shall confer upon any Eligible Person or other Participant any right to continue in the employ or other service of the Company, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an Award Document.

8.4.	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Shares, except as expressly otherwise provided) of the Company by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

8.5.	Tax Withholding. Upon any exercise, vesting, or payment of any Award or upon the disposition of Shares acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company shall have the right at its option to:
(a)	require the Participant to pay or provide for payment of at least the minimum amount of any taxes which the Company may be required to withhold with respect to such Award event or payment; or

(b)	deduct from any amount otherwise payable in cash to the Participant (i) the minimum amount of any taxes that the Company may be required to withhold with respect to such cash payment and (ii) such additional amount as may be required under PRC laws and regulations.
In any case where a tax is required to be withheld (including taxes in the PRC where applicable) in connection with the delivery of Shares under this Plan (including the sale of Shares as may be required to comply with foreign exchange rules in the PRC for Participants who are subject to the jurisdiction of PRC laws and regulations), the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of Shares to be delivered by (or otherwise reacquire) the appropriate number of Shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the Shares withheld exceed the minimum whole number of Shares required for tax withholding under Applicable Laws. The Corporation may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any Award under this Plan; provided that any such note shall be subject to terms and conditions established by the Administrator and the requirements of Applicable Laws.

8.6.	Effective Date, Termination and! Suspension, Amendments.
8.6.1	Effective Date. This Plan shall be effective as of the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional Awards may be granted under this Plan, but previously granted Awards (and the authority of the Administrator with respect thereto, including the authority to amend such Awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2	Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No Awards may be granted during any period that the Board suspends this Plan.

8.6.3	Shareholder Approval. To the extent then required by Applicable Laws, including, pursuant to the requirements of any applicable listing agency or under Section 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan or any Award Agreement shall be subject to shareholder approval.

8.6.4	Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan and subject to the requirements of Sections 3.2, 8.6.3 and 8.6.5, the Administrator by agreement or resolution may waive conditions of or limitations on Awards to Participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a Participant, may make other changes to the terms and conditions of Awards.

8.6.5	Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change of or affecting any outstanding Award shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under any Award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.
8.7.	Privileges of Share Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a Participant shall not be entitled to any privilege of share ownership as to any Shares not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of registration of the Participant as the holder of such Shares.

8.8.	Governing Law; Construction; Severability.
8.8.1	Choice of Law. This Plan, the Awards, the Award Documents and all other related documents shall be governed by, and construed in accordance with, the laws of the State of New York.

8.8.2	Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
8.9.	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10.	Share-Based Awards in Substitution for Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons under this Plan in substitution for or in connection with an assumption of employee stock options, share appreciation rights, restricted shares or other share-based Awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Company, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The Awards so granted need not comply with other specific terms of this Plan, provided that the Awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Shares in the transaction and any change in the issuer of the security. Any shares that are delivered and any Awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding Awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons who become employed by the Company in connection with a business or asset acquisition or similar transaction) (a) shall not be counted against the share limit set forth in Section 4.2 or other limits on the number of shares available for issuance under this Plan and (b) need not comply with the exercise price provisions of Section 5.1.1.

8.11.	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant Awards or authorize any other compensation, with or without reference to the Shares, under any other plan or authority.

8.12.	No Corporate Action Restriction. The existence of this Plan, the Award Documents and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No Participant, beneficiary or any other person shall have any claim under any Award or Award Document against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13.	Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to this Plan shall not be deemed a part of a Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, Awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

8.14.	Section 409A. If any provision of the Plan or an Award Document contravenes any provision of Section 409A with respect to a Participant or could cause a Participant to be subject to accelerated taxation and penalties and/or interest under Section 409A (“Penalties”), such provision of the Plan or any Award Document shall be automatically modified to avoid the imposition of Penalties and to maintain, to the maximum extent practicable, the original intent of the applicable provision.

8.15.	Compliance with PRC Laws and Regulations. When required by PRC laws and regulations, Participants who are domestic individuals of the PRC shall duly fulfill reporting, registration and other obligations as required by such laws and regulations.
9.	DEFINITIONS
9.1.	“Administrator” means the Board or one or more Committees appointed by the Board or another Committee (within its delegated authority) to administer all or certain aspects of this Plan in accordance with Section 3.

9.2.	“Applicable Laws” means any applicable legal requirements relating to the administration of and the issuance of securities under equity securities-based compensation plans, including, the requirements of U.S. state corporate laws, U.S. federal and state securities laws, U.S. federal law, the Code, the laws of the Cayman Islands, the laws of the PRC, and any rules or regulations thereunder and the requirements of any securities exchange or quotation system on which the Shares may then be listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan. For all purposes of this Plan, references to statutes and regulations shall be deemed to include any successor statutes or regulations, to the extent reasonably appropriate as determined by the Administrator.

9.3.	“Award Document” means the written or electronic agreement setting forth the material terms and conditions of an Award as established by the Administrator consistent with the express limitations of this Plan.

9.4.	“Awards” means, individually or collectively (a) Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, Dividend Equivalents, share bonuses, share units, phantom shares, or similar rights to purchase or acquire Shares, whether at a fixed or variable price or ratio related to the Shares, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Shares and/or returns thereon; or (c) cash.

9.5.	“Base Price” means, with respect to any Share Appreciation Right, the Fair Market Value of a Corporation Security on the date such Share Appreciation Right was granted.

9.6.	“Board” means the board of directors of the Corporation.

9.7.	“Business Criteria” means the business criteria applicable to an Award as selected by the Administrator in its sole discretion. Business Criteria may include, the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total shareholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity, on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the Company’s financial reporting.

9.8.	“Change in Control Event” means any of the following:
(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (I) the then-outstanding Shares of the Corporation (the “Outstanding Corporation Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(l), (2) and (3) below;

(b)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries, or a scheme of arrangement under Section 86 of the Cayman Islands Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Shares and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding ordinary or common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Shares and the Outstanding Corporation Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding ordinary or common shares of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.
Anything in the foregoing to the contrary notwithstanding, a transaction shall not constitute a Change in Control Event if its sale purpose is to change the legal jurisdiction of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Corporation’s securities immediately before such transaction. In addition, a sale by the Corporation of its securities in a transaction, the primary purpose of which is to raise capital for the Corporation’s operations and business activities, shall not constitute a Change in Control Event.

9.9.	“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

9.10.	“Committee” means a committee of the Board or such other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 3.

9.11.	“Company” means the Corporation and its affiliates, collectively.

9.12.	“Corporation” means Ku6 Media Co., Ltd., a company organized under the laws of the Cayman Islands, or any successor corporation thereto.

9.13.	.”Corporation Security” means, as applicable, a Share or, if applicable, a Corporation American Depositary Share.

9.14.	“Dividend Equivalent” means a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the value of dividends paid on one Share for each Share represented by an Award held by such Participant.

9.15.	“Effective Date” means the date of the approval of this Plan by the shareholders of the Corporation.

9.16.	“Eligible Person” means any person who is either: (a) an officer (whether or not a director) or employee of the Company; (b) a director of the Company; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company in a capital-raising transaction or as a market maker or promoter of the Company’s securities) to the Company and who is selected to participate in this Plan by the Administrator.

9.17.	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

9.18.	“Fair Market Value” means (a) the closing price of a Corporation Security on the date in question on the U.S. national securities exchange on which the Corporation Securities are listed or admitted to trading, or, if the Corporation Securities are not listed or admitted on any national securities exchange, the closing price of a Corporation Security on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sales were reported or quoted on such date, the closing price of a Corporation Security for the next preceding day on which sales of Corporation Securities were reported or quoted, or (b) if the Corporation Securities are not then listed on a U.S. national securities exchange or quoted on NASDAQ, such value as the Administrator, in its sole discretion, shall determine. The Administrator may, however, provide with respect to one or more Awards (1) that, if the last price for the date in question is not yet known as of the time of the determination, then the Fair Market Value shall equal the last price of a Corporation Security as of the immediately preceding trading day, or (2) that the Fair Market Value shall equal the average of the high and low sales prices for a share of a Corporation

Security for the date in question or the most recent trading day. The Administrator also may adopt a different methodology for determining Fair Market Value with respect to one or more Awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Award(s) (for example, the Administrator may provide that Fair Market Value for purposes of one or more Awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date) provided, however, that any such methodology complies with Applicable Laws.

9.19.	“ISO” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, as designated in the applicable Award Document.

9.20.	“NSO” means an Option not intended to qualify as an ISO, as designated in the applicable Award Document, or an ISO that does not so qualify.

9.21.	“Option” means an Award granted to an Eligible Person pursuant to Section 5.1.1.

9.22.	“Participant” means an Eligible Person that has been granted an Award under the Plan.

9.23.	“Performance-Based Award” means a Performance Unit, Performance Share Option or Share Appreciation Right granted to an Eligible Person pursuant to Section 5.2.

9.24.	“Performance Share” means an Award granted to an Eligible Person pursuant to Section 5.2.

9.25.	“Performance Unit” means an Award granted to an Eligible Person pursuant to Section 5.2.

9.26.	“Period of Restriction” means the period during which the transfer of Restricted Shares are subject to restrictions and, therefore, the Shares are intended to be subject to a substantial risk of forfeiture for U.S. federal income tax purposes. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

9.27.	“Plan” means this Ku6 Media Co., Ltd. 2010 Equity Compensation Plan.

9.28.	“PRC” means the People’s Republic of China.

9.29.	“Restricted Share Unit” means an Award granted to an Eligible Person pursuant to Section 5.l.5.

9.30.	“Restricted Shares” means an Award granted to an Eligible Person pursuant to Section 5. 1.4.

9.31.	“Renminbi” means Chinese Renminbi, the official currency of the PRC.

9.32.	“Section 409A” means Section 409A of the Code and any regulations and other Treasury guidance promulgated thereunder.

9.33.	“Securities Act” means the U.S. Securities Act of 1933, as amended.

9.34.	“Share Appreciation Right” means an Award granted to an Eligible Person pursuant to Section 5.1.3.

9.35.	“Shares” means the ordinary shares of the Corporation, par value US $0.00005, and such other securities or property as may become the subject of Awards under this Plan, or may become subject to such Awards pursuant to an adjustment made under Section 7.1.

9.36.	“Subsidiary” means any corporation or other entity (i) a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation or (ii) that is controlled by the Corporation directly or indirectly by contract or otherwise.

9.37.	“U.S. Participant” means a Participant who is a U.S. taxpayer.